Exhibit 3.69

CERTIFICATE OF INCORPORATION

OF

TI PAPERCO INC.

1. The name of the Corporation is: TI PAPERCO INC.

2. The address of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any Iawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Cent ($.01). All such shares are of one class and are shares of Common Stock.

5. The board of directors of the Corporation shall have the power to make, adopt, alter, amend or repeal the by-laws of the Corporation. The election of directors of the Corporation need not be by written ballot.

6. The name and mailing address of the incorporator of the Corporation are:

Lauren B. Ezrol

Time Inc.

1271 Avenue of the Americas

New York, New York 10020

THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby sign this Certificate of Incorporation this 21st day of January, 1998.

/s/ Lauren B. Ezrol
Lauren B. Ezrol
Sole Incorporator